EXHIBIT 3

IVANHOE MINES LTD.

2005 HIGHLIGHTS
Highlights
Results of Operations - In 2005, the Company recorded a net loss of $89.8 million (or $0.29 per share), compared to a net loss of $94.5 million (or $0.34 per share) in 2004. The $4.7 million decrease in net loss between the years is mainly due to a $35.9 million increase in income and gain on sale from discontinued operations less an increase of approximately $29.0 million in exploration expense.
Oyu Tolgoi Project -
Integrated Development Plan - On September 29, 2005, the Company announced the release of an independent Integrated Development Plan (“IDP”) for the Oyu Tolgoi Project in Mongolia. The IDP proposes the development of a combined open pit/underground block cave operation resulting in a total mine life exceeding 40 years.
Two phases are being proposed to produce a copper/gold concentrate. The first phase is expected to have a throughput rate of 70,000 tonnes-per-day. In year three of phase one, a decision is envisaged to proceed to a second phase expansion when underground ore becomes available and allows throughput to rise to 140,000 tonnes-per-day. Total production from the project is expected to make the Oyu Tolgoi Project one of the world’s next major copper and gold mines with average production of more than one billion pounds of copper and 330,000 ounces of gold for at least 35 years. Peak annual production is estimated at more than 1.6 billion pounds of copper and 900,000 ounces of gold.
Based on current estimates, the starting date for commercial production from the Oyu Tolgoi Project is anticipated in mid-2008. Phase one is expected to reach a full production capacity of 70,000 tonnes per day at the beginning of 2009. Full production capacity of 140,000 tonnes per day is expected seven years later.
Accessing the deep potential of the Hugo North deposit is currently viewed by the Company’s management as being critical to the financial success of the development of the Oyu Tolgoi Project. Therefore, the construction of the headframe, hoisting plant, associated infrastructure and pre-sinking excavation for Shaft #1, a 6.7 metre-diameter exploration shaft, was undertaken in 2005 and completed at the beginning of Q1’06.
Mine planning update – Recent drilling and mine planning initiatives suggest that alternative approaches to the mine schedule may yield higher returns and/or lower the risk associated with the IDP mine plan. Applying a sub-level cave mining method to a high grade zone located in the shallowest part of the southern end of the Hugo North deposit, the Company’s ongoing studies are analyzing the possibility of starting underground mining earlier than previously contemplated. Under the scenario being analyzed, future production from this shallow zone would reach an estimated 15,000 tonnes per day in the third year of the project life and would extend for a minimum period of five years until the large deep block cave begins on the Hugo North deposit.
Additional studies planned for 2006 will focus on increasing the open pit life, ultimate underground production and milling throughput tonnages beyond the 140,000 tonnes per day reported in the IDP. Management anticipates that production from an estimated 29 year mining life in the open pit coupled with block caving operations at Hugo North and

IVANHOE MINES LTD.

2005 HIGHLIGHTS
Hugo South could ultimately increase mill throughput into the 200,000 to 250,000 tonnes per day range.
Reserve and resource estimates - On January 30, 2006, the Company announced reserve estimates for the open-pit southern part of the Oyu Tolgoi Project. The reserves, prepared by independent engineering consultants, GRD Minproc Limited, (“Minproc”) were determined using the following metal prices: $400 per ounce for gold and $1.00 per pound for copper.

	Tonnes
	of Ore	Copper	Gold
Class	(Million)	(%)	(g/t) (a)

Proven	127	0.58	0.93

Probable	803	0.48	0.27

Total	930	0.50	0.36

(a)	g/t grams per tonne
On February 1, 2006, the Company released an updated resource estimate, which incorporated drilling results from the Ivanhoe-Entrée property up to January 13, 2006. The new estimate, based on eight months of drilling results, added the following resources to the northern-most portions of the Hugo North Deposit:
Additional Inferred Resources at Hugo North and Shivee Tolgoi properties– February, 2006

	Tonnes	Copper	Gold
Class	(Million)	(%)	(g/t)

Additional inferred resources

Using 0.6% copper equivalent cut-off grade(1)	281	1.49%	0.51

Using 2.0% copper equivalent cut-off grade(1)	87	2.62%	1.19

(1)	Copper equivalent has been calculated using assumed metal prices ($0.80/pound for copper and $350/ounces gold); % Copper equivalent.= % Cu + Au (gpt) x (11.25/17.64).
Stability Agreement - In March 2006, a delegation of Ivanhoe Mines’ senior management met with leaders and senior officials of the Government of Mongolia and presented a series of well-received investment-related initiatives aimed at facilitating the completion of the Special Stability Agreement. These meetings coincided with a recent series of encouraging statements from Mongolia’s political leadership reaffirming a commitment to the early conclusion of a stability agreement with Ivanhoe Mines and to maintaining a positive environment for foreign investment.
The Mongolian Government also announced that its cabinet had instructed the Minister of Finance and the Minister of Industry and Trade to form a new working group to conclude the negotiations with Ivanhoe Mines on the Special Stability Agreement and to negotiate a parallel agreement to give effect to the new investment-related initiatives proposed by Ivanhoe Mines.
Based on these recent developments, Ivanhoe Mines’ senior management is optimistic that the Special Stability Agreement can be concluded successfully within a timeframe that will not unduly delay the development of the Oyu Tolgoi Project.

IVANHOE MINES LTD.

2005 HIGHLIGHTS
Other Projects
S&K Mine –The S&K Mine was shut down at the beginning of March 2006 and it is expected to resume operations shortly when additional fuel, required to operate mining equipment and chemicals, required in the heap leaching extraction process, become available. The Company is working to resolve several potentially significant issues with its joint venture partner in the project.
•	The first issue concerns plans for the future expansion of the mine. The expected decrease in mined copper grades at the Sabetaung pit coupled with the Company’s potential inability to import into Myanmar additional required mining equipment in a timely manner, may limit production in 2006 to as low as 16,000 tonnes of copper cathode, down from approximately 34,500 tonnes in 2005.

•	The second issue involves a difference of interpretation between the Company and certain Myanmar tax authorities concerning the imposition of commercial tax on all copper cathode exports. The imposition of this commercial tax would be equivalent to an additional 8% net smelter return charge on the project sales, retroactive to January 1, 2003. The Company is seeking a written legal opinion from the Attorney General of Myanmar on the applicability of this tax and the Company has received certain assurances that the ruling may be favorable.

•	The Company is also concerned about timely approvals for the expansion of the Letpadaung deposit. To date, the expansion of the deposit has been neither approved nor denied by the Government of Myanmar.
The Company intends to engage in discussions with its joint venture partner and with the relevant Myanmar government authorities with a view to satisfactorily resolving these issues.
Sale of an interest in the S&K Mine — In 2005, the Company signed a memorandum of understanding (“MOU”) with an established large Korean corporation with the intent to sell a significant portion of the Company’s interest in the S&K Mine. The MOU, which is non-binding, is subject to a completion of a due diligence and various approvals, including approval from Myanmar governmental authorities.
Sale of Savage River – In February 2005, the Company sold the Savage River operations for guaranteed cash payments of $21.5 million plus, over the next five years, a series of contingent, annual payments based on future pellet prices. To date, the Company has received the $21.5 million guaranteed cash payments and the confirmation that the first contingent annual payment, due on March 31, 2006, will be approximately $28.0 million.
Jinshan - On December 2, 2005, various interests held jointly by Ivanhoe Mines and Jinshan were restructured in a transaction in which Jinshan issued approximately 48.6 million common shares to Ivanhoe Mines and in exchange received from Ivanhoe Mines a cash payment of approximately $3.4 million and acquired Ivanhoe Mines’ entire share of mineral interests and mineral-option rights in Jinshan’s various projects, including the 217 Project. Following completion of this transaction and the closing on December 9, 2005 of a Cdn$15.0 million ($12.8 million) private placement by Jinshan, Ivanhoe Mines’ percentage ownership in Jinshan increased from 38.5% to approximately 53%.

IVANHOE MINES LTD.

2005 HIGHLIGHTS
Mongolia Coal - The Company has announced its plans to separate its coal assets from the Company’s core copper and gold assets with a view to creating a separate self-financing coal company. In Q1’06, the Company also announced the results of an updated resource estimate for the Nariin Sukhait Coal Project located in southern Mongolia. The estimate was prepared by Norwest Corporation (“Norwest”), an independent consulting firm, and included results from drilling up to the end of October 2005. Total coal resources contained in two separate fields, the South-East field and the West field, was estimated at 124.0 million tonnes of Measured plus Indicated resources (79.5 million tonnes of Measured resources and 44.5 million tonnes of Indicated resources) and an additional Inferred resource of approximately 33.8 million tonnes.
Financings – On March 29, 2006, Ivanhoe Mines announced that it had entered into a financing that consists of 16 million common shares at a price of $8.77 per common share (Cdn$10.28), representing an aggregate amount of $140.3 (Cdn$164.5 million). Ivanhoe Mines has granted the underwriters an option, exercisable at the issue price for a period of 30 days following the closing of this offering, to purchase up to an additional 15% of the issue size, representing 2,400,000 common shares. Closing is expected on or about April 25, 2006.
On June 1, 2005, the Company closed an equity financing involving the issuance of 19.75 million common shares for gross proceeds of $125.9 million (Cdn$158.0 million).
In 2005, in two separate transactions, the Company increased its holding in Entrée Gold Inc. (“Entrée”) to a cumulative 10.4 million common shares (15.0%).

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
INTRODUCTION
This discussion and analysis of the financial position and results of operations (“MD&A”) of Ivanhoe Mines Ltd. should be read in conjunction with the audited consolidated financial statements of Ivanhoe Mines Ltd. and the notes thereto for the year ended December 31, 2005. These financial statements have been prepared in accordance with United States of America generally accepted accounting principles (“U.S. GAAP”). Differences between Canadian and U.S. GAAP that would have materially affected the Company’s reported financial results are set out in Note 23. In this MD&A, unless the context otherwise dictates, a reference to the Company refers to Ivanhoe Mines Ltd. and a reference to Ivanhoe Mines refers to Ivanhoe Mines Ltd, together with its subsidiaries and joint ventures. The effective date of this MD&A is March 31, 2006.
Additional information about the Company, including its Annual Information Form, is available at www.sedar.com.
FORWARD LOOKING STATEMENTS
Certain statements made herein, other than statements of historical fact relating to Ivanhoe Mines, are forward-looking statements. These include, but are not limited to, statements respecting anticipated business activities, planned expenditures, corporate strategies, proposed acquisitions and dispositions of assets, discussions with third parties respecting material agreements, participation in projects and financing, the expected timing and outcome of Ivanhoe Mines’ discussions with representatives of the Government of Mongolia for a stability agreement in respect of the Oyu Tolgoi Project , the likelihood and potential impact of proposed amendments to the laws of Mongolia and other countries in which Ivanhoe Mines carries on business, the estimated cost of bringing the Oyu Tolgoi Project into commercial production, anticipated future production and cash flows, target milling rates, the outcome of Ivanhoe Mines’ discussions with its joint venture partner in the Monywa Copper Project and with certain governmental authorities in Myanmar aimed at resolving impediments to the ongoing operation and potential expansion of the project, the possibility of having to record, in the future, a significant reduction of the project’s carrying value on the Company’s financial statements and other statements that are not historical facts. When used in this MD&A, the words such as , “could”, “plan”, “estimate”, “expect”, “intend”, “may”, “potential”, “should” and similar expressions, are forward-looking statements. Although Ivanhoe Mines believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
differ from these forward-looking statements include those described under the heading “Risks and Uncertainties” elsewhere in this MD&A. The reader is cautioned not to place undue reliance on forward-looking statements.
This MD&A also contains references to estimates of mineral reserves and mineral resources. The estimation of reserves and resources is inherently uncertain and involves subjective judgments about many relevant factors. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation, which may prove to be unreliable. There can be no assurance that these estimates will be accurate or that such mineral reserves and mineral resources can be mined or processed profitably. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The Company does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
CORPORATE STRATEGY & OUTLOOK
Ivanhoe Mines is an international mining company currently focused on exploring and developing a major discovery of copper and gold at its Oyu Tolgoi project in southern Mongolia (the “Oyu Tolgoi Project”).
Development of the Oyu Tolgoi Project - Since its inception in 1994, mineral exploration has been the Company’s main focus of interest. In 2005, the Company devoted most of its management and financial resources to furthering the exploration and development of the Oyu Tolgoi Project, while at the same time continuing to explore for minerals in other parts of Mongolia, Eastern Asia and Australia. The Company is also assessing the extent, value and development potential of the strategically located coal resources recently discovered on Ivanhoe Mines’ exploration concessions in southern Mongolia.
Stability Agreement – During 2005, discussions continued with the government of Mongolia regarding the finalization and approval of the Special Stability Agreement for Ivanhoe Mines’ Oyu Tolgoi Project. Intensive negotiations were undertaken by the Company in late 2003 and early 2004 with a working group designated by the Government of Mongolia which culminated in a comprehensive draft Special Stability Agreement. The draft Special Stability Agreement has been under review by the Government of Mongolia since that time.
Finalization of the Special Stability Agreement has taken much longer than expected to complete. Progress has been hampered by three changes in government since the most recent election in the summer of 2005. These successive changes in government have necessarily involved changes to the government personnel involved in the Special Stability Agreement negotiations, resulting in further delays.
In March 2006, a delegation of Ivanhoe Mines’ senior management met with leaders and senior officials of the Government of Mongolia and presented a series of well-received investment-related initiatives aimed at facilitating the completion of the Special Stability Agreement. These meetings coincided with a recent series of encouraging statements from Mongolia’s political leadership reaffirming a commitment to the early conclusion of a stability agreement with Ivanhoe Mines and to maintaining a positive environment for foreign investment.
The Mongolian Government also announced that its cabinet had instructed the Minister of Finance and the Minister of Industry and Trade to form a new working group to conclude the negotiations with Ivanhoe Mines on the Special Stability Agreement and to negotiate a parallel agreement to give effect to the new investment-related initiatives proposed by Ivanhoe Mines. This parallel agreement is expected to address, among other things, such matters as the employment, skills-training and minimum wages of Mongolians on the Oyu Tolgoi Project, the provision of interim power supply and the production of long-term electrical power generation in the South Gobi region and possible development of downstream smelting and refining facilities in Mongolia. This

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
new working group will also be responsible for working with Ivanhoe Mines to facilitate opportunities for a broad spectrum of Mongolian citizens to invest in Ivanhoe Mines and thus own an interest in the Oyu Tolgoi Project.
Based on these recent developments, Ivanhoe Mines’ senior management is optimistic that the Special Stability Agreement can be concluded successfully within a timeframe that will not unduly delay the development of the Oyu Tolgoi Project. However, Ivanhoe Mines cannot predict how long it will take for the new working group to be formed or for its members to familiarize themselves with those aspects of the Special Stability Agreement that remain to be finalized. Proposed changes to Mongolian tax and minerals legislation may also affect how quickly the discussions in respect of the Special Stability Agreement can be finalized. Accordingly, there can be no assurance that a stability agreement containing all of the terms sought by Ivanhoe Mines can be obtained in the foreseeable future, or at all.
Various public statements were made in Q4’05 and Q1’06 by members of the Mongolian Government and Parliament with regard to proposed changes to tax and minerals legislation and the potential resulting impact on the ownership of mineral rights and licenses in Mongolia. Certain of those announcements created some confusion among the media, international capital markets and members of the mining industry concerning the potential ramifications of the proposed legislative changes. The more recent proposed changes identified to date, if enacted, would be expected to have a less significant negative impact than initially considered on the economics and development of current as well as future mining projects in Mongolia. At present Ivanhoe Mines believes that it is too early to speculate on what laws, if any, the Government of Mongolia and Parliament may eventually seek to amend or modify. Ivanhoe Mines welcomes the most recent public assurances by the Government that a positive environment for foreign investment will be maintained in Mongolia and that international mining companies will continue to play an important role in the development of the country’s natural resources and its free-market economy. The Company will continue to work closely with the Government in the formulation of its development plans for the Oyu Tolgoi Project, which is expected to bring enormous economic benefits to the people of Mongolia and the Company’s shareholders.
Financing alternatives — The Company continues to assess strategic alternatives for the development and financing of the Oyu Tolgoi Project. The Company’s current plan is to aggressively advance the development of the project while continuing to discuss financing options with various parties.
In 2005, the Company continued its discussions with a number of major international mining industry participants capable of financing the project, with a view to selecting suitable strategic partners to develop the Oyu Tolgoi Project and associated infrastructure. The Company believes that significant advantages could be realized from the participation of strategic partners and continues to assess opportunities, as they arise, to extend to one or more such partners a participating interest in the project. The Company is not soliciting bids from potential partners and has not set a deadline or target date for concluding any such agreement. Accordingly, there can be no assurance that any

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
ongoing or future discussions will result in an agreement with a strategic partner or that the Company will pursue development of the Oyu Tolgoi Project with a strategic partner at all.
In February 2006, the Company announced its intention to separate its coal assets from its core copper and gold assets with a view to creating a separate, self-financing coal company. The Company is investigating possibilities to obtain outside financing to develop these coal assets.
Asset rationalization - The Company is continuing to explore opportunities to rationalize non-core assets through potential disposition alternatives involving the outright or partial sale of non-core project interests, the formation of one or more joint ventures in respect of certain non-core projects or other transactions that would dilute or eliminate the Company’s interest in, and relieve the Company of financial obligations in respect of, such non-core projects. In 2005, the Company signed a memorandum of understanding (“MOU”) with an established large Korean corporation with the intent to sell a significant portion of the Company’s interest in the S&K Mine. The MOU, which is non-binding, is subject to a completion of a due diligence and various approvals, including approval from Myanmar governmental authorities. The Company’s principal objectives are to generate, or otherwise preserve, cash and to devote more managerial and financial resources to the Oyu Tolgoi Project. There can be no assurance that any disposition of non-core assets presently under consideration will occur on a timely basis, or at all.
Liquidity and future funding requirements - The bulk of the Company’s expenditures are of a discretionary nature and as such can be deferred based on the status of the Company’s cash resources. Ivanhoe Mines’ cash resources are considered sufficient to maintain the Company’s minimum level of activities for the next twelve months. On March 29, 2006, Ivanhoe Mines announced that it had entered into a financing that consists of 16 million common shares at a price of $8.77 per common share (Cdn$10.28), representing approximately $133.2 million (Cdn$156.1 million) in net proceeds. Ivanhoe Mines has granted the underwriters an option, exercisable at the issue price for a period of 30 days following the closing of this offering, to purchase up to an additional 15% of the issue size, representing 2,400,000 common shares for a potential $20.1 million (Cdn$23.6 million) in additional net proceeds to the Company. The net proceeds of the offering are intended to be used to further the development of various Mongolian projects, including the Oyu Tolgoi Project.
Following completion of an open-pit reserve estimate in respect of the Southern Oyu deposits on February 1, 2006, the Company expects to be in a position to seek project financing to implement its initial open-pit development plans at the Oyu Tolgoi Project. As well, the Company is pursuing a number of initiatives that, if consummated, would raise capital. However, there can be no assurance that the Company will be able to obtain project financing or otherwise raise capital before its existing cash resources are expended. See “Cash Resources and Liquidity.”

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
Since its inception, the Company has relied on capital markets (and in particular equity markets) to fund its exploration and other activities. If the Company’s existing cash resources are insufficient to fund all of the Company’s planned activities, or if the Company is unable to obtain project financing before its existing cash resources are expended, the Company will have to rely upon equity markets or other sources of capital (from potential joint venture partners or through other arrangements) — the availability of which cannot be assured —to continue funding the development of the Oyu Tolgoi Project. Capital markets are subject to significant volatilities and uncertainties.
There can be no assurance that Ivanhoe Mines’ undeveloped or partially developed projects can be fully developed, in whole or in part, since factors beyond the Company’s control may adversely affect its access to funding or its ability to recruit third-party participants.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
SELECTED FINANCIAL INFORMATION
($ in millions of U.S. dollars, except per share information)

	Years ended December 31,
	2005	2004	2003
Exploration expenses	127.2	98.2	68.0
General and administrative costs	23.8	22.2	16.4
Share of income from Joint venture	23.0	21.4	1.1
Foreign exchange gain	7.8	4.6	12.6
Net (loss) from continuing operations	(125.7)	(99.0)	(78.6)
Net income (loss) from discontinued operations	35.9	4.5	(9.1)
Net (loss)	(89.8)	(94.5)	(87.7)
Net income (loss) per share
Continuing operations	($0.41)	($0.35)	($0.32)
Discontinued operations	$0.12	$0.01	($0.04)
Total assets	396.8	376.3	371.6

Exploration Division
Capital expenditures	29.8	6.0	8.5

Joint venture operations
Copper cathode - 50% share
Units sold — tonnes	17,485	15,730	13,808
Units produced — tonnes	17,239	15,878	13,935

Average sale price
Copper cathode — US$/pound	$1.83	$1.33	$0.79

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
SELECTED QUARTERLY DATA
($ in millions of U.S. dollars, except per share information)

					Year
	QUARTER ENDED				Ended
	Mar-31	Jun-30	Sep-30	Dec-31	Dec.31
2005
Exploration expenses	(24.4)	(33.8)	(28.9)	(40.1)	(127.2)
General and administrative	(4.8)	(5.9)	(7.3)	(5.8)	(23.8)
Share of income from joint venture	7.7	7.8	8.0	(0.5)	23.0
Gain (loss) on foreign exchange	(0.6)	1.7	7.1	(0.4)	7.8
Net (loss) from continuing operations	(24.2)	(31.1)	(20.6)	(49.8)	(125.7)
Net income (loss) from discontinued operations	15.7	5.9	6.4	7.9	35.9
Net (loss)	(8.5)	(25.2)	(14.3)	(41.8)	(89.8)
Net income (loss) per share
Continuing operations	($0.08)	($0.10)	($0.07)	($0.16)	($0.41)
Discontinued operations	$0.05	$0.02	$0.02	$0.03	$0.12
Total	($0.03)	($0.08)	($0.05)	($0.13)	($0.29)

2004
Exploration expenses	(20.7)	(24.8)	(28.5)	(24.2)	(98.2)
General and administrative	(5.2)	(4.8)	(6.0)	(6.2)	(22.2)
Share of income from joint venture	4.2	6.1	4.6	6.5	21.4
Gain (loss) on foreign exchange	(1.7)	(1.4)	4.2	3.5	4.6
Net (loss) from continuing operations	(23.8)	(23.1)	(25.5)	(26.6)	(99.0)
Net income (loss) from discontinued operations	(7.9)	2.2	0.7	9.5	4.5
Net (loss)	(31.6)	(21.0)	(24.8)	(17.1)	(94.5)
Net income (loss) per share
Continuing operations	($0.09)	($0.09)	($0.09)	($0.08)	($0.35)
Discontinued operations	($0.03)	$0.01	$0.00	$0.03	$0.01
Total	($0.12)	($0.08)	($0.09)	($0.05)	($0.34)

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
QUARTERLY ANALYSIS Q4’05 vs. Q4’04
➢	Exploration. Total exploration and development expenditures capitalized in Q4’05 totalled $10.2 million, compared to $2.5 million in Q4’04. The $8.1 million increase in capitalized expenditures is mainly due to the capitalization of the Oyu Tolgoi Project’s surface and collar infrastructure for the exploration shaft.

In Q4’05, Ivanhoe Mines expensed $40.1 million in exploration and development activities, compared to $24.2 million in Q4’04. The majority of the $40.1 million was spent on Ivanhoe Mines’ Mongolian properties ($37.6 million compared to $18.3 million). Approximately $29.8 million (79%) of the $37.6 million was spent on the Oyu Tolgoi project and various coal exploration activities in the south Gobi region of Mongolia. The remaining 21% was spent on various exploration activities, including the Bronze Fox District, the Kharmagtai project, regional reconnaissance, licence holding fees and general in-country administrative charges.

➢	Administrative costs. Administrative costs in Q4’05 were slightly lower, but consistent with expenditures in Q4’04.

➢	Income from joint venture interest. At the end of 2005, the Company adopted U.S. GAAP as the basis for the consolidation of its financial statements.

Under U.S. GAAP, the equity method is used to account for interests in joint venture operations. Under the equity method, account details of the S&K Mine’s assets, liabilities and operating results are now included in notes to the financial statements and the Company’s share of the net assets and liabilities of the S&K Mine are consolidated on the Company’s balance sheet as a net equity investment in joint venture. The Company’s share of the S&K Mine’s operating results are consolidated on its Consolidated Statement of Operations as share of income from joint venture.

In Q4’05, Ivanhoe Mines’ share of operating profit from the S&K Mine increased by 51% over the same period in 2004. This increase was due to a 65% increase in copper prices less a 17% decrease in cathode production and a 34% increase in operating costs. The increase in operating costs is mainly attributed to increases in the unit costs of power and chemicals. In Q4’05, net loss from the S&K Mine totalled $0.5 million compared to a profit of $6.5 million in Q4’04.

➢	Investment in joint venture. In Q1’05 the Company announced its intention to expand, in a series of incremental steps, the S&K Mine’s production capacity to a target of 200,000 tonnes per annum. Various mining equipment was ordered at that time to increase the annual copper cathode capacity to 50,000 tonnes per annum by mid-2006 as part of the expansion program.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
Several factors that arose in Q4’05 and Q1’06 may potentially have a negative impact on the operations of the mine for 2006 and future years.
▪	Economic sanctions imposed against Myanmar by the United States have started to seriously impact the mine’s ability to function in a normal way. In Q4’05, both the mine’s insurance broker and the off-shore banking institution terminated their relationship with the mine on account of these sanctions. Although the mine had in excess of $40 million in off-shore bank accounts at December 31, 2005, the operations of the mine were shut-down in March 2006. The mine is expected to resume operations shortly when additional fuel, required to operate mining equipment and chemicals, required for the leaching and electrowinning process, become available. The management of the S&K Mine has established a new banking relationship with an off-shore institution.

▪	The mine has not yet been able to obtain from the Myanmar authorities the necessary import permits for its previously ordered mining equipment. The equipment is currently off-shore, awaiting approval for delivery. The Company does not know if and when import permits will be granted for the importation of the necessary mining equipment. The Company has received recent oral assurances from its joint venture partner that the necessary documentation is nearing finalization. The increase in mining capacity is crucial to allow waste stripping for the Sabetaung deposit and ultimately for the future development of the Kysingtaung and Letpadaung deposits. Without a substantial increase in mining capacity, these two deposits cannot be economically developed. The drop in copper grades at the Sabetaung pit, combined with the mine’s potential inability to obtain the necessary importing permits resulted in significant decreases in copper cathode production in Q4’05. Significant decreases in copper production are now forecasted for 2006 and subsequent years.

Copper cathode
production
(tonnes)

Q1’05	9,603

Q2’05	9,118

Q3’05	8,497

Q4’05	7,260

Total production - 2005	34,478

Actual — Jan’06	2,134

Estimated

Feb to March’06	3,718

Apr to Dec’06	10,428

Total forecasted production - 2006	16,280

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
▪	In the Q3’05, the Company reported its disagreement with certain Myanmar tax authorities on a commercial tax issue involving the purported imposition of an eight percent commercial tax on all export sales. The Company’s management believes that tax provisions in the S&K Mine joint venture agreement clearly exempt the mine’s copper exports from all forms of tax of a commercial nature. The imposition of such a commercial tax, equivalent to an additional 8% royalty, would have a significant negative impact on future cash flows and any future development plans for the S&K Mine. The Commercial tax is being claimed retroactively to January 1, 2003, on all copper export sales. If the Myanmar government’s position on this issue prevails, the joint venture’s estimated commercial tax liability at December 2005 would total approximately $22 million ($11.0 million net to the Company). The Company is seeking a written legal opinion from the Attorney General of Myanmar on the applicability of this tax and the Company has received certain assurances that the ruling may be favorable.

▪	The Company is also concerned about the timely approvals for the expansion of the Letpadaung deposit. To date, the expansion of the deposit has been neither approved nor denied by the Government of Myanmar.
In accordance with its accounting policies, as described in note 2 of its audited consolidated financial statements, the Company reviews the carrying value of its assets whenever events or changes in circumstances indicate that the carrying value of an asset might have been impaired. The Company intends to engage in discussions with its joint venture partner and with the relevant Myanmar government authorities with a view to satisfactorily resolving these issues. If these issues cannot be satisfactorily resolved in a timely manner, the Company may, as part of a future review of the carrying value of its assets, be required to reflect a significant impairment of, and reduce on its financial statements, the carrying value of its investment in the S&K Mine.
➢	Net income (loss) from discontinued operations. The Company announced the sale of the Savage River mine operations in February 2005. The 2005 and 2004 operating results from the mine have been reclassified as net income from discontinued operations.

Income from the Savage River mine operations totalled $7.9 million in Q4’05, compared to $9.5 million in Q4’04. Income from the Savage River mine in Q4’05 represents the accrual of the pellet premium earned during the quarter on the estimated sale of 600,000 tonnes of iron ore pellets from the Savage River mine. The high earnings in Q4’04 were mainly due to a large portion of pellet sales being settled at the spot market rates, which were much higher than the negotiated normal annual rates.

The net gain from discontinued operations reported for the quarter under U.S. GAAP exceeded by $0.4 million the gain reported under Canadian GAAP. At the

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
time of sale of the Savage River mine, the mine assets reported under Canadian GAAP exceeded the mine assets value reported under U.S. GAAP. As a result, under Canadian GAAP, smaller profits are reported for the remaining ten months of 2005 as proceeds recorded from the sale of the mine are first recorded to off-set the remaining asset values prior to any revenue being recorded.
➢	Foreign exchange gain. In Q4’05, the Company maintained most of its cash resources in Canadian dollars (“Cdn$”). The foreign exchange gain during the quarter was mainly attributable to the strengthening of the Canadian dollar against the U.S. dollar.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
REVIEW OF OPERATIONS
A) EXPLORATION
Total exploration and development expenditures capitalized in 2005 totalled $29.8 million, compared to $6.0 million in 2004. The $23.8 million increase in capitalized expenditures is mainly due to the capitalization of the Oyu Tolgoi Project’s surface and collar infrastructure for the exploration shaft. Future expenditures related to the deepening of the exploration shaft and related underground workings will be expensed.
In 2005, Ivanhoe Mines expensed $127.2 million in exploration and development activities, compared to $98.2 million in 2004. The majority of the $127.2 million was spent on Ivanhoe Mines’ Mongolian properties ($116.5 million compared to $85.3 million in 2004). Approximately $102.8 million (88%) of the $116.5 million was spent on the Oyu Tolgoi Project and various coal exploration activities in the south Gobi region of Mongolia. The remaining 12% was spent on various exploration activities, including the Bronze Fox District, the Kharmagtai project, the Yellow Hills project, regional reconnaissance, licence holding fees and general, in-country administrative charges.
At December 31, 2005, Ivanhoe Mines held four mining licences at the Oyu Tolgoi Project totalling approximately 24,000 hectares. Ivanhoe Mines also held directly, and indirectly with Asia Gold Corp. (“Asia Gold”), a company 47%-owned by the Company, interests in Mongolian exploration licences covering approximately 13.6 million hectares.
a) Oyu Tolgoi Project, Mongolia
i) Oyu Tolgoi Exploration.
Drilling program – In 2005, the bulk of Ivanhoe Mines’ drilling efforts were focused on testing the Hugo Far North’s mineralized northern extension on both sides of the Ivanhoe-Entrée Joint-Venture property boundary, as well as various satellite deposits throughout the Oyu Tolgoi property.
In Q4’05, the Company announced drilling results from two holes, EGD081B and EGD082A, which confirmed the extension of the Hugo Far North mineralized zone for up to 625 metres onto the Ivanhoe-Entrée Joint-Venture property, bringing the total length of the Hugo Far North’s high-grade deposit to over 2.5 kilometres . At the beginning of February 2006, four deep-hole-capacity rigs were continuing with infill drilling to upgrade the newly delineated inferred resources to indicated resources in order to permit the preparation of a detailed underground mine planning report on the joint-venture property.
Reserve estimate – On January 30, 2006, the Company announced reserve estimates for the open-pit southern part of the Oyu Tolgoi Project. The reserves, prepared by independent engineering consultants, GRD Minproc Limited, (“Minproc”) were valued using $400 per ounce for gold and $1.00 per pound for copper. At December 31, 2005 metal prices were $517 per ounces for gold and $2.08 per pound for copper.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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Mineral Reserves* - Southern Oyu Open pits, Oyu Tolgoi – January, 2006

						Recovered	Recovered
	Tonnes				CuEq	Copper	Gold
	of Ore	NSR	Copper	Gold	Grade	(Millions	(Millions
Class	(Million)	($/Tonne)	(%)	(gpt)	(%)	pounds)	ounces)

Proven	127	15.91	0.58	0.93	1.18	1.5	2.8

Probable	803	7.96	0.48	0.27	0.66	7.4	4.8

Total	930	9.05	0.50	0.36	0.73	8.9	7.6

*	Reserves estimated using metal prices of $400/oz and $1.00/pound copper and block value of NSR cut-off grades of $3.54/tonne for Southwest Oyu and $3.39/tonne for Central Oyu.
The Minproc study draws on the work included in the Oyu Tolgoi’s IDP released at the end of Q3’05 and only considers mineral resources in the Measured and Indicated categories. Comparison of the reserves estimated by Minproc study to the total tonnes in the resource model indicates that at the reserve cut-off grade, 100% of Measured resource tonnages have been converted to Proven Mineral reserves. The average conversion ratios from resource model to the Minproc reserve estimates are as follows; tonnages 55%, recovered copper metal 64% and recovered gold 70%.
Resource estimate – On February 1, 2006, the Company released an updated resource estimate, which incorporated drilling results from the Ivanhoe-Entrée property up to January 13, 2006.
At February 1, 2006, total mineral resources for the Oyu Tolgoi Project were as follows:

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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					CuEq(1)
				CuEq(1)	cut-off
	Tonnes	Copper	Gold	Grade	grade
Deposit and Class	(Million)	(%)	(gpt)	(%)	(%)

Southern Oyu deposits
Measured	101.6	0.64%	1.10	1.34%	0.60%
Indicated	465.6	0.62%	0.43	0.89%	0.60%

Measured + Indicated	567.2	0.62%	0.55	0.97%	0.60%

Inferred (2)	88.5	0.47%	0.41	0.73%	0.60%

Hugo Dummett deposits

Indicated	581.3	1.91%	0.41	2.17%	0.60%

Inferred	1,162.0	1.08%	0.23	1.24%	0.60%
Total Oyu Tolgoi Project

Measured	101.6	0.64%	1.10	1.34%	0.60%

Indicated	1,046.9	1.34%	0.42	1.60%	0.60%

Measured + Indicated	1,148.5	1.27%	0.48	1.58%	0.60%

Inferred (2)	1,250.5	1.04%	0.24	1.20%	0.60%

(1)	CuEq has been calculated using assumed metal prices ($0.80/pound for copper and $350/ounces gold); %CuEq.= % Cu + Au (gpt) x (11.25/17.64).

(2)	Resources classified as Inferred are separate and in addition to resources classified as Measured or Indicated.
In addition, mineral resources from the Ivanhoe/Entrée Shivee Tolgoi property were as follows at January 13, 2006:

					CuEq(1)
	Tonnes	Copper	Gold	CuEq(1)	cut-off
Deposit and Class	(Million)	(%)	(gpt)	Grade (%)	grade (%)

Ivanhoe/Entrée Shivee Tolgoi property

Inferred	190.2	1.57%	0.53	1.91%	0.60%

(1)	CuEq has been calculated using assumed metal prices ($0.80/pound for copper and $350/ounces gold); %CuEq.= % Cu + Au (gpt) x (11.25/17.64).
ii) Oyu Tolgoi Integrated Development Plan
Forty-year mine life — On September 29, 2005, the Company released its independent IDP for the Oyu Tolgoi Project. The IDP was prepared by a joint venture between AMEC Americas Limited, of Vancouver, Canada, and Ausenco Limited, of Perth, Australia, with input from 12 other leading international engineering and environmental consultants. A copy of the IDP’s executive summary is available from the Company’s website at www.ivanhoe-mines.com.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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The IDP outlines the framework for the responsible development of the mine, allowing the Company to integrate economic progress with environmental care and social responsibility. The mine development proposed by the IDP will be completed over a 15-year period, resulting in an ultimate mine life expectancy of 40 years.

The IDP combined reports for two major aspects of development of the Oyu Tolgoi Project. First was a feasibility-level evaluation of an initial, large open-pit mine developed on the near-surface Southern Oyu deposits. Second were pre-feasibility and scoping-level evaluations of the associated infrastructure, such as power supply, and of a world-class, underground block-cave mining operation at the Hugo Dummett deposits. Because the information used to prepare the IDP includes different levels of study, in accordance with CIM Standards on Mineral Resources and Reserves referred to in National Instrument 43-101, the overall IDP report was released as a Preliminary Assessment Report.

Phase One- 70,000 tpd scenario – Phase one, expected to start in mid-2008, involves open-pit mining of the Southwest Oyu deposits. At the beginning of 2009, a concentrator is projected to produce a gold-rich copper concentrate at a throughput rate of 70,000 tonnes per day (“tpd”). After three years, following the completion of the underground block-cave development of the Hugo North deposit, mining production from underground will begin. Because the underground mineralization is of much higher economic value than the open-pit mineralization, the concentrator will give priority to the underground material. After year five, open-pit production will be curtailed and material from the Hugo North deposit will represent the predominant source of mill feed to the concentrator.

Phase Two- 140,000 tpd scenario – Phase two involves the development of a block-cave underground operation at Hugo South combined with the deepening of the open pit at Southwest Oyu, and is expected to result in a doubling of the daily throughput for the entire Oyu Tolgoi Project to 140,000 tpd. The decision to proceed with phase two is expected to be made in year three and the doubling of throughput capacity, that would result from proceeding with phase two, is expected to be reached by year seven. Underground production from the Hugo South deposit is expected to commence in year 12, at which time the combined underground production from the Hugo Dummett deposits is expected to reach 140,000 tpd.

Given the significant potential to expand the known resources at the Oyu Tolgoi Project, management believes that the ultimate rate of production could far exceed the projections presented in the IDP. Management anticipates that production from an estimated 29 year mining life in the open pit coupled with block caving operations at Hugo North and Hugo South could ultimately increase mill throughput into the 200,000 to 250,000 tonnes per day range.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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Valuation from IDP- Using a base copper price of $1 per pound and a base gold price of $400 per ounce, and based on interpretation of existing tax, mining and other relevant Mongolian laws and the terms of the draft Special Stability Agreement currently being negotiated with the Mongolian government, the Oyu Tolgoi Project’s estimated net present value (“NPV”), using an 8% discount rate and assuming the implementation of the phase-two scenario, is estimated at $3.44 billion before tax — and $2.71 billion after tax. At a 10% discount rate, the NPV is $2.40 billion before tax and $1.85 billion after tax.

The IDP estimated the average recoveries over the life-of-mine at 90.4% for copper and 78.1% for gold. Assuming implementation of the phase-two scenario, the IDP also estimates that, over the life of the project, total cash costs, after gold credits, will average $0.40 per pound of copper.

The open-pit resources used in the IDP are all in the Measured and Indicated categories. The underground resources used in the IDP include some Inferred resources that have not yet been sufficiently drilled to have economic considerations applied to them to enable them to be categorized as reserves. Mineral resources that are not reserves do not have demonstrated economic viability. Until there is additional underground drilling and geotechnical rock characterization to upgrade the Inferred resources to Measured and Indicated resources, the economic analysis contained in the IDP is a preliminary assessment and there can be no certainty that the predicted results of the IDP will be realized.

Mine Planning Update –. The IDP was based on mineral resources as of March 2005; more recent drilling and mine planning initiatives suggest alternative approaches to the mine schedule that may yield higher returns and/or a lowering of risk associated with the IDP mine plan. Studies commenced in January 2006 to update the IDP mine plan and are expected to be completed in the latter half of 2006. The Company is considering an opportunity to mine, earlier than previously anticipated, a high grade zone at the shallowest part of the southern end of Hugo North deposit using a Sub-Level Cave mining method. This mining would be carried out in parallel with the deeper development work for the block cave mine. Access to the ore zone would be by a 1.3 kilometre drift development from Shaft #1 at an elevation as much as 300 metres shallower than envisaged by the IDP for the “Characterization” drift. This Characterization is required to prove that block caving is a suitable method to mine the Hugo North deposit. This drifting may allow the feasibility study for the block caving of Hugo North to be completed as much as one year earlier than previously anticipated.

Mining from this zone is targeted at a rate in excess of 15,000 tpd during the third year of the project life and while it is envisaged to continue for a period of more than five years until the large deep block cave begins producing, its life may be extended. This targeted mining zone is closest to Shaft #1 and the infrastructure required for the long-term mining at the deeper block caving operations and should not require a duplication of infrastructure. This early mining will provide

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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a proving ground to train mining crews. It will also permit Ivanhoe Mines to gather geotechnical data, undertake orebody characterization and evaluate different drawpoint designs and layouts. This knowledge and experience, when applied to the block cave mine, will reduce the mining/technical risks from those associated with a caving operation without the early mining scenario. This early mining option may offer an opportunity to increase the ore column height for the block caving operation allowing the full height to be mined in a single lift and at higher production tonnages. A single lift would dispense with the requirement for a second extraction level and associated infrastructure and would result in a reduction in capital expenditures anticipated to be incurred over the life of the mine.

Additional studies will focus on mining beyond Phase 3 of the open pit and at higher mill throughput tonnages than those indicated in the IDP. Production from an estimated 29 year mining life in the open pit coupled with block caving operations at Hugo North and Hugo South could ultimately increase mill throughput into the 200,000 to 250,000 tpd range.

Exploration shaft – Early access to the deep potential of the Hugo North deposit is important to the financial success of the Oyu Tolgoi Project’s development. In furtherance of this objective, the construction of the headframe, hoisting plant, associated infrastructure and pre-sinking excavation for Shaft #1, a 6.7-metre-diameter exploration shaft, was undertaken in 2005. All surface installations for the shaft were completed by the end of January 2006 including pre-sinking to a depth of 35 metres. As of March 10, 2006, after initial teething problems, sinking has reached a depth of approximately 100 metres. The sinking of the Shaft #1 to an originally planned depth of 1,340 metres below surface is expected to be completed in late-2007, with underground drifting and drilling occurring in 2007 and 2008.

The sinking of Shaft #1 is being performed by the Redpath Group of North Bay, Ontario, Canada, one of the world’s leading shaft-sinking firms. When completed, Shaft #1 will provide access to the Hugo Dummett deposits and enable the completion of detailed feasibility studies, further resource-delineation drilling and rock-characterization work.

To maximize project value from the high-grade Hugo North deposit, the Company plans to commence construction of a ten-metre-diameter production/service shaft (“Shaft #2”) as soon as possible. Engineering and geotechnical studies for the construction of Shaft #2 were initiated in 2005, and are ongoing. Geotechnical drilling to identify suitable ground to locate the proposed “Shaft Pillar” continues and is expected to be completed in Q3’06. Construction of the surface works are not expected to commence until the site investigation is completed. Sinking of the shaft is scheduled to commence in early 2007.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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Planning associated with the open pit phase of the project, covering the Southwest open pit development and the construction of the concentrator and related infrastructures, is well advanced. Major elements or issues yet to be finalized include interim and long-term power, potential rail access and the completion of environmental assessments.

During Q4’05, the consulting engineering firm, Fluor Canada Ltd. (“Fluor”) carried out a strategic planning review of the IDP report, including a strategic assessment of the concentrator facilities development. Following the completion of Fluor’s review, expected in April 2006, Ivanhoe Mines and Fluor intend to negotiate a definitive agreement providing for the management of the offshore design, procurement and onshore construction for the Oyu Tolgoi Project.
b)	Other Mongolian copper/gold exploration projects.
During 2005, Ivanhoe Mines continued its exploration efforts on other Mongolian prospects, including the Kharmagtai project and the Bronze Fox district. Diamond drilling at the Kharmagtai project tested several previously untested porphyry prospects.

At the end of September 2005, the Company announced the commencement of the Falcon airborne gravity gradiometer survey by BHP Billiton (“BHPB”) on an area covering approximately 35,640 square kilometres (the “BHPB Joint Venture Area”) of Ivanhoe Mines’ non-core exploration licences in southern Mongolia. The survey is part of a joint-venture agreement with BHPB that allows BHPB the right to earn up to a 50% interest in the BHPB Joint Venture Area. The survey is expected to be completed in early 2006.

The BHPB Joint Venture Area, which represents approximately 40% of Ivanhoe Mines’ land holdings in this region, excludes all coal mineralization, as well as Ivanhoe Mines’ advanced exploration and development-stage projects (the Oyu Tolgoi Project, the Kharmagtai, Yellow Hills and Bronze Fox prospects).

On July 5, 2005, Asia Gold announced a similar agreement with BHPB. The agreement, covering approximately 3,600 square kilometres of Asia Gold’s mineral licences in southern Mongolia, grants BHPB the right to earn a 50% interest by spending $2 million prior to December 31, 2007. The expenditures include an initial commitment to conduct a Falcon airborne gravity gradiometer survey before December 31, 2006. Following the initial earn-in, BHPB has a second option to earn an additional 20% interest (for a total interest of 70%) by funding a feasibility study on one exploration target up to a maximum value of $45 million. BHPB also agreed to purchase an equity interest in Asia Gold by acquiring approximately 1.15 million units valued at $1 million, each unit consisting of one common share and a two-year warrant to purchase one half common share of Asia Gold at Cdn$1.395 per share.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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In Q4’05 and in early 2006, Asia Gold announced the results of several projects all located in Southern Mongolia. In 2005, Asia Gold completed exploration activities on several projects including the Naran Bulag project and the Tsakhir licences located north of the Konghor project.

c)	Mongolian coal projects.

Nariin Sukhait Coal Project – The Nariin Sukhait Coal Project, covering an area of 3,240 square kilometres, is located 40 kilometres north of the Mongolia-China border and the shipping terminus for a newly constructed 450-kilometre Chinese rail line. A railway line to the Nariin Sukhait Coal Project from the Mongolia-China border is being evaluated. Engineering mine plans and a detailed Environmental Impact Assessment are being completed in preparation for the application for a mining licence.

On February 14, 2006, the Company announced the results of an updated resource estimate for the Nariin Sukhait Coal Project. The estimate was prepared by Norwest Corporation (“Norwest”), an independent consulting firm and included results from drilling up to the end of October 2005. Total coal resources contained in two separate fields, the South-East field and the West field, is estimated at 124.0 million tonnes of Measured plus Indicated resources (79.5 million tonnes of Measured resources and 44.5 million tonnes of Indicated resources) and an additional Inferred resource of approximately 33.8 million tonnes.

		In Place Resources
ASTM		(Tonnes Million)
Category	Fields	Measured	Indicated	Inferred

High Volatile	South-East Field	38.8	13.8	12.4

Bituminous	West Field	40.7	30.7	21.4

	Total	124.0		33.8

The results, which were delineated by a total of 212 drill holes, are considered to be of immediate interest as surface open-pit deposits that are amenable to near-term production. Ten coal seams have been identified with an estimated combined total thickness for the coal-bearing sequence of approximately 1,370 metres and a coal thickness ranging from 68 metres to 250 metres. To date, exploration efforts have been focused on identifying resources in seams above, and including, the No. 5 Seam – the thickest seam within the coal bearing sequence.

Extensive laboratory testing has been performed to determine the quality of the coal at Nariin Sukhait. Proximate and thermal testing has been completed on samples obtained from 35 core holes and 45 reverse circulation drill holes,

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washability tests were completed for samples from 26 drill holes and metallurgical tests were completed for samples from 21 drill holes. Following American Society for Testing and Materials standards (“ASTM”), quality testing in both fields ranks the Nariin Sukhait coals as high-volatile bituminous, containing volatiles ranging from 32% to 35% on a dry basis. Also, tests on some of the No. 5 Seam in the West Field categorized the coal as high-rank, low-ash, low-sulphur coal suitable for producing a high-volatile metallurgical blend.

Ivanhoe Mines plans to complete a mining study on the Nariin Sukhait Coal Project some time early in Q2’06. A potential annual throughput of 4 million tonnes of coal is currently being evaluated by Ivanhoe Mines and its independent consultants. Annual production is anticipated to yield thermal coal for power generation and coal products used by the steel industry including coal used in the pulverized coal injection process and metallurgical (coking) blends. Discussions with potential Chinese customers interested in coal supply from Nariin Sukhait are ongoing.

Tsagaan Tolgoi Coal Project – The Project, discovered by Ivanhoe Mines, is located approximately 100 kilometres from the Oyu Tolgoi Project. Significant coal thicknesses were encountered along a strike length of six kilometres as a result of deep trenching efforts and a drilling program which included a total of 46 drill holes. However, due to the wide spacing of the drill holes, an estimate of coal resources cannot be made at this time. Further drilling will be completed in 2006 with the objective of delineating sufficient thermal coal resources to support the preparation of an initial study on the development a major, long-life, coal-fired generating capacity to supply electricity to the Oyu Tolgoi Project and the residents of the sparsely populated southern part of Mongolia.

d)	Other
i) China: Jinshan Gold Mines Inc (“Jinshan”).
On September 26, 2005, Jinshan announced the results of an independently prepared pre-feasibility study on the 217 Project in Inner Mongolia. The study concluded that, for an initial 7.5 years, a gold-leaching open-pit operation would be capable of producing approximately 120,000 ounces of gold per year at a cash cost of approximately $232 an ounce. The total life-of-mine strip ratio was estimated at 0.96 tonne of waste per tonne of ore.
A final feasibility study is underway and expected to be completed in mid-2006, at which time Jinshan will assess available debt-financing options. Initial capital costs are estimated at $31.8 million and additional sustaining capital totalling $21.9 million will be required to provide additional leach-pad capacity and the addition, in the third year of operations, of a crushing circuit to allow the processing of sulphide material. The additional sustaining capital is expected to be funded from the project’s operating cash flows.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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In December, 2005, a transaction to restructure various mineral resource interests held jointly by Ivanhoe Mines and Jinshan was completed following approval by the minority shareholders of Jinshan. As part of the transaction, Jinshan issued approximately 48.6 million common shares to Ivanhoe Mines and, in exchange, received from Ivanhoe Mines a cash payment of approximately $3.4 million and acquired Ivanhoe Mines’ entire share of mineral interests and mineral-option rights in Jinshan’s various projects, including the 217 Project. Following completion of this transaction and the closing on December 9, 2005 of a Cdn$15.0 million ($12.8 million) private placement by Jinshan, Ivanhoe Mines’ percentage ownership in Jinshan increased from 38.5% to approximately 53%. The placement consisted of the issuance by Jinshan of 30 million units at Cdn$0.50 per unit. Each unit consisted of one common share of Jinshan and one half of a common share warrant. Each whole warrant is exercisable, over a period of 18 months, to purchase one common share at a price of Cdn$0.70 per share.
On January 19, 2006, Jinshan announced results of its 217 Project drilling campaign which consisted in 20 diamond drill holes totalling 4,630 metres. Jinshan’s current plans are to incorporate these drill hole results in a updated resource estimate early in Q2’06 and to complete the final feasibility study on 217 Project as soon as possible thereafter.
ii) Australia: Cloncurry
The Cloncurry Project, covering an area of more than 1,450 kilometres, was acquired in September 2003. Since its acquisition, Ivanhoe Mines has been conducting a comprehensive exploration program on the property, with the objective of identifying bulk-tonnage copper-gold mining opportunities.
Swan Prospect — In March’05, Ivanhoe Mines announced the discovery of an Iron Oxide Copper-Gold-Uranium (“IOCG”) mineralized system at the Swan Prospect. The Swan Prospect has a 300-metre-wide by 400-metre-long magnetic anomaly signature.
Placer farm-in — In June’05, Ivanhoe Mines entered into a new farm-in and exploration agreement with Placer Pacific (Osborne) Pty. Limited, a wholly-owned subsidiary of Placer Dome Inc. to explore deposits of gold and copper on 114.5 square kilometres of the southern end of Ivanhoe Mines’ Cloncurry project, representing approximately 8% of the Cloncurry’s total licence area.
Amethyst Castle copper, gold and uranium Project - In December’05, Ivanhoe Mines announced plans to conduct in 2006 geophysical surveys followed by diamond drilling at the Amethyst Castle copper, gold and uranium target which is also considered to be an IOCG system. The geophysical program will consist of gravity, magnetics, Resistivity and Induced Polarization testing over an area of 1,000 metres by 1,000 metres. Geochemical anomalies, detected by previously conducted surveys over this area, will strengthen the geological interpretation and allow a drill program to be finalized and commenced. Two large copper-gold-

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uranium bearing breccias with a footprint in excess of 600 metres long and 400 metres wide, have been identified and found to be coincident with similarly large soil and copper-gold anomalies, suggesting the breccias could host a major iron-copper-gold-uranium near surface discovery.
iii) Bulgaria:
In November 2005, Ivanhoe Mines transferred to Asia Gold its right to earn up to an 80% interest in various gold mineral prospects located in Bulgaria in exchange for a cash payment of $300,000 and a 5% net profit royalty.
iv) Kazakhstan: Bakyrchik Project.
No material from the tailings pond was processed in the second half of 2005. Construction during the second half of 2005 continued at a much reduced pace and representatives from the Company met with various Kazakhstan government authorities to discuss the current status and future prospects of the Bakyrchik Project. Ivanhoe Mines reached a satisfactory agreement with the Kazakhstan government authorities in Q1’06, extending the Project exploration licences to 2010. The Company also expects to receive a similar extension for its investment commitment for the Project which should allow the Company to continue discussions with third parties aimed at advancing the Project.
Summary of exploration expenditures by project:

	Years ended December 31,
	2005	2004	2003
Total exploration expenditures-($000)	127,165	98,174	67,989
Percentage allocation
Mongolia	92%	86%	87%
China	4%	4%	5%
Myanmar	1%	2%	4%
Bulgaria	2%	1%	0%
Australia	1%	5%	0%
Korea	0%	0%	3%
Other	1%	1%	1%

	100%	100%	100%

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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(Stated in U.S. dollars except where noted)
B) INVESTMENT IN JOINT VENTURE
MONYWA COPPER PROJECT (S&K MINE), MYANMAR

	Year ended December 31,
	Total Operation				Company’s 50% net share
				% Increase			% Increase
		2005	2004	(decrease)	2005	2004	(decrease)

Total tonnes moved (1)	Tonnes (000’s)	13,527	10,675	27%
Tonnes of ore to heap	Tonnes (000’s)	9,544	7,151	33%
Ore grade	CuCN %	0.48%	0.65%	(26%)
Strip ratio	Waste/Ore	0.43	0.45	(4%)
Cathode production	Tonnes	34,478	31,756	9%	17,239	15,878	9%
Tonnage sold	Tonnes	34,969	31,460	11%	17,485	15,730	11%
Average sale price received	$/pound				$1.83	$1.33	38%
Sales	$(000)				65,801	44,091	49%
Cost of operations	$(000)				17,768	12,137	46%
Operating profit	$(000)				42,376	26,777	58%
Cost of operations	US$/pound				$0.46	$0.35	32%

(1)	Includes ore and waste material
Copper prices on the London Metal Exchange averaged $1.67 per pound in 2005, compared to $1.30 per pound in 2004. Cathode production in 2005 totalled 34,478 tonnes, representing an increase of 9% over 2004. However delays in importing the trucking fleet negatively impacted the operating results, resulting in actual tonnages moved in the second half of 2005 being 39% below budget. When compared to 2004, however, total material moved in 2005 increased by 27% (Q4’05 +6%), while the average copper grade mined decreased by 26% (Q4’05 -37%).
Unit cost of operations increased by 32% in 2005 compared to 2004. While total cathode production increased by 9% in the year, increases in chemical costs (+84%) and power costs (+19%) accounted for the bulk of the remaining 21% increase in unit costs. At the end of Q4’05, the S&K Mine had $45.7 million in cash and the bank loan was completely repaid.
Investment in joint venture. In Q1’05 the Company announced its intention to expand, in a series of incremental steps, the mine’s production capacity to a target of 200,000 tonnes per annum. Various mining equipment was ordered at that time to increase the annual copper cathode capacity to 50,000 tonnes per annum by mid-2006 as part of the expansion program.
Several factors that arose in Q4’05 and Q1’06 may potentially have a negative impact on the operations of the mine for 2006 and future years.
➢	Economic sanctions against Myanmar imposed by the United States have started to seriously impact the mine’s ability to function in a normal way. In Q4’05, both the mine’s insurance broker and the off-shore banking institution terminated their relationship with the mine on account of these sanctions. Although the mine had

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
in excess of $40 million in off-shore bank accounts at December 31, 2005, the operations of the mine were shut-down in Q1’06. The mine is expected to resume operations shortly when additional fuel, required to operate mining equipment and chemicals, required for the leaching and electrowinning process, become available. The management of the S&K Mine has established a new banking relationship with an off-shore institution.

➢	The mine has yet not been able to obtain from the Myanmar authorities the necessary import permits for its previously ordered mining equipment. The equipment is currently off-shore, awaiting approval for delivery. The Company does not know if or when import permits will ever be granted for the importation of the necessary mining equipment. The Company has received recent oral assurances from its joint venture partner that the necessary documentation is nearing finalization. The increase in mining capacity is crucial to allow waste stripping for the Sabetaung deposit and ultimately for the future development of the Kysingtaung and Letpadaung deposits. Without a substantial increase in mining capacity, these two deposits cannot be economically developed. The drop in copper grades at the Sabetaung pit, combined with the mine’s potential inability to obtain the necessary importing permits resulted in significant decreases in copper cathode production in Q4’05. Significant decreases in copper production are now forecasted for 2006 and subsequent years.

Copper cathode
production
(tonnes)

Q1’05	9,603

Q2’05	9,118

Q3’05	8,497

Q4’05	7,260

Total 2005	34,478

Actual — Jan’06	2,134

Estimated

Feb to March’06	3,718

Apr to Dec’06	10,428

Total 2006	16,280

➢	In the Q3’05, the Company reported its disagreement with certain Myanmar tax authorities on a commercial tax issue involving the purported imposition of an eight percent commercial tax on all export sales. The Company’s management believes that tax provisions in the S&K Mine joint venture agreement clearly exempt the mine’s copper exports from all forms of tax of a commercial nature. The imposition of such a commercial tax, equivalent to an additional 8% royalty, would have a significant negative impact on future cash flows and any future development plans for the S&K Mine. The commercial tax is being claimed

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
retroactively to January 1, 2003, on all copper export sales. If the Myanmar government’s position on this issue prevails, the joint venture’s estimated commercial tax liability at December 2005 would total approximately $22 million ($11 million net to the Company). The Company is seeking a written legal opinion from the Attorney General of Myanmar on the applicability of this tax and the Company has received certain assurances that the ruling may be favorable.
➢	The Company is also concerned about the timely approvals for the expansion of the Letpadaung deposit. To date, the expansion of the deposit has been neither approved nor denied by the Government of Myanmar.

In accordance with its accounting policies, as described in note 2 of its audited consolidated financial statements, the Company reviews the carrying value of its assets whenever events or changes in circumstances indicate that the carrying value of an asset might have been impaired. The Company intends to engage in discussions with its joint venture partner and with the relevant Myanmar government authorities with a view to satisfactorily resolving these issues. If these issues cannot be satisfactorily resolved in a timely manner, the Company may, as part of a future review of the carrying value of its assets, be required to reflect a significant impairment of, and reduce on its financial statements, the carrying value of its investment in the S&K Mine.
C) DISCONTINUED OPERATIONS
Savage River Mine, Tasmania
On February 28, 2005, the Company completed the sale of its total investment in, and loans to, the Savage River operations for two initial payments totalling $21.5 million, plus a series of contingent, annual payments based on the annual iron ore pellet prices and annual tonnages sold. The initial payments were received by the end of January 31, 2006 and the future payments will be made over five years, commencing March 31, 2006. A 71.5% increase in the iron ore price benchmark for the 2005 year was announced at the end of February 2005. The Company has received confirmation that it will receive on March 31, 2006 approximately $28 million as its first annual payment, bringing the cumulative sale consideration for the project to approximately $49.5 million. In addition, if the 2005 pellet price benchmark and the Savage River pellet production are maintained over the following five years, the Company should receive additional payments totalling approximately $87.7 million.
D) ADMINISTRATIVE AND OTHER
General and administrative. The $1.6 million increase in general and administrative expenditures in 2005 primarily was due to an $1.2 million increase in stock-based

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
compensation charges and an increase of approximately $0.8 million in office administrative expenses.
Foreign exchange gains. In 2005 and 2004, the Company maintained most of its cash resources in Canadian dollars. The majority of the foreign exchange gain in 2005 was attributable to the strengthening of the Canadian dollar against the U.S. dollar.
Share of loss on significantly influenced investee. The $2.7 million share of loss on significant influenced investee represents the Company’s share of Jinshan’s net loss for the year as, for accounting purposes, control of Jinshan was acquired effective December 31, 2005.
Share Capital - At March 30, 2006, the Company had a total of 316.6 million common shares and the following purchase warrants outstanding:

Share purchase			Total number of
warrants outstanding	Maturity date	Exercise price	shares to be issued

5.76 million (1)(2)	February 15, 2007	$8.68 per share	0.576 million

(1)	Each 10 warrants entitle the holder to acquire one common share.

(2)	In 2006, the expiry date was extended from February, 2006 to February, 2007.
At March 30, 2006, the Company had a total of approximately 13.3 million incentive stock options outstanding, with a weighted average exercise price per share of Cdn$8.69. Each option is exercisable to purchase a common share of the Company at prices ranging from Cdn$1.60 to Cdn$ 12.70 per share.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
CASH RESOURCES AND LIQUIDITY
At December 31, 2005, consolidated working capital was $127.6 million, including cash of $101.7 million, compared with working capital of $133.6 million and cash of $112.5 million at the end of 2004.
Operating activities. The $135.7 million of cash used in operating activities from continuing operations in 2005 primarily was the result of $127.2 million in exploration expenditures.
Investing activities from continued operations. In 2005, a net of $9.7 million of cash was spent on investing activities, mainly consisting in $32.2 million in equipment acquisitions for Mongolia and the Bakyrchik projects, $6.3 million in the acquisition of shares of Entrée less $15.0 million in proceeds received from the sale of the Savage River operation, $4.5 million in proceeds from the sale of long term investments and a $12.0 million net investment proceeds resulting from the Company’s consolidation of Jinshan assets at December 31, 2005 which included a $15.4 million cash balance.
Financing activities. Financing activities of $124.7 million in 2005 mainly consisted of a private placement in June 2005 in which the Company issued 19.75 million shares for net proceeds of $119.8 million.
The bulk of the Company’s expenditures are of a discretionary nature and as such can be deferred based on the status of the Company’s cash resources. Ivanhoe Mines’ cash resources are considered sufficient to maintain the Company’s minimum level of activities for the next twelve months. On March 29, 2006, Ivanhoe Mines announced that it had entered into a financing that consists of 16 million common shares at a price of $8.77 per common share (Cdn$10.28), representing approximately $133.2 million (Cdn$156.1 million) in net proceeds. Ivanhoe Mines has granted the underwriters an option, exercisable at the issue price for a period of 30 days following the closing of this offering, to purchase up to an additional 15% of the issue size, representing 2,400,000 common shares for a potential $20.1 million (Cdn$23.6 million) in additional net proceeds to the Company. The net proceeds of the offering are intended to be used to further the development of various Mongolian projects, including the Oyu Tolgoi Project.
Following the release on February 1, 2006 of the Minproc’s open-pit reserve estimate in respect of the Southern Oyu deposits, the Company expects to be in a position to seek project financing to implement its initial open-pit development plans at the Southern Oyu deposits. As well, the Company is pursuing a number of initiatives that, if consummated, would raise capital.
However, there can be no assurance that the Company will be able to obtain project financing or otherwise raise capital before its existing cash resources are exhausted. Failure to generate sufficient funding from one or more currently anticipated sources may require Ivanhoe Mines to delay, postpone or curtail certain of its planned activities for 2006 and thereafter.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
Proceeds received from the sale of the Savage River mine will be used to supplement the funding of the Company’s ongoing activities at Oyu Tolgoi, although there can be no assurance that these funds, if and when received, will be sufficient to meet all of the Company’s funding requirements.
The Company expects to fund additional planned expenditures for 2006 and beyond from external sources, which may include debt or equity financing, proceeds from the sale of existing non-core assets, third-party participation in one or more of the Company’s projects, or a combination thereof. There can be no assurance that the Company will be successful in generating sufficient funds from any of these sources. Failure to generate sufficient funding from one or more of these sources may require Ivanhoe Mines to delay, postpone or curtail certain of its planned activities. Over the long term, the Company will need to obtain additional funding for, or third-party participation in, its undeveloped or partially developed projects (including the Oyu Tolgoi Project, the Company’s other Mongolian exploration projects, its Chinese and Australian exploration projects and the Bakyrchik project) to bring them into full production.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
OFF BALANCE SHEET ARRANGEMENTS and CONTRACTUAL OBLIGATIONS
At the end of December 2005, the Company did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations or financial condition of the Company.
CONTRACTUAL OBLIGATIONS
US$(000)

	Payments due in years ending December 31,
	2006	2007	2005	2009	2010	2011+	Total

Operating leases (1)	2,146	1,115	881	—	—	—	4,142
Purchase obligations (1)	14,199	1,291	2	—	—	—	15,492
Other long-term obligations (2)	—	7,647	—	—	—	18,356	26,003

	16,345	10,053	883	—	—	18,356	45,637

(1)	These amounts mainly represent various long-term contracts that include commitments for future operating payments under contracts for drilling, engineering, equipment purchases, rentals and other arrangements.

(2)	Other long-term obligations mainly consist of asset retirement obligations.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
CRITICAL ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the Company to establish accounting policies and to make estimates that affect both the amount and timing of the recording of assets, liabilities, revenues and expenses. Some of these estimates require judgments about matters that are inherently uncertain.
A detailed summary of all of the Company’s significant accounting policies and the estimates derived therefrom is included in Note 2 to the annual Consolidated Financial Statements for the year ended December 31, 2005. While all of the significant accounting policies are important to the Company’s consolidated financial statements, the following accounting policies and the estimates derived therefrom, have been identified as being critical:
➢	Carrying Values of Property, Plant and Equipment;
➢	Depletion and Depreciation of Property, Plant and Equipment;
➢	Accounting for Stripping Costs
➢	Asset Retirement Obligations;
➢	Income Taxes.
Carrying values of Property, Plant and Equipment
The Company undertakes a review, at least annually, to evaluate the carrying values of operating mines and other mineral property interests. Preparation of a life-of-mine’s cash flow for each remaining year is based on management’s estimates of remaining mine reserves and grade, future production and sale volumes, unit sales prices, future operating and capital costs and reclamation costs to the end of mine life. For each mining project, the carrying value is compared to the estimated future discounted cash flows and any excess is written down against operations.
The estimates used by management are subject to various risks and uncertainties. It is reasonably possible that changes in estimates could occur which may affect the expected recoverability of the Company’s investments in mining projects and other mineral property interests.
Depletion and Depreciation of Property, Plant and Equipment
Property, plant and equipment comprises one of the largest component of Ivanhoe Mines’ assets and, as such, the amortization of these assets has a significant effect on the Company’s financial statements.
On the commencement of commercial production, depletion of each mining property is provided on the unit-of-production basis using estimated proven and probable reserves as the depletion basis. The mining plant and equipment and other capital assets are

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
depreciated, following the commencement of commercial production, over their expected economic lives using either the unit-of-production method or the straight-line method.
Capital projects in progress are not depreciated until the capital asset has been put into operation.
The proven and probable reserves are determined based on a professional evaluation using accepted international standards for the assessment of mineral reserves. The assessment involves the study of geological, geophysical and economic data and the reliance on a number of assumptions. The estimates of the reserves may change, based on additional knowledge gained subsequent to the initial assessment. This may include additional data available from continuing exploration, results from the reconciliation of actual mining production data against the original reserve estimates, or the impact of economic factors such as changes in the price of commodities or the cost of components of production. A change in the original estimate of reserves would result in a change in the rate of depletion and depreciation of the related mining assets, or could result in impairment, resulting in a write-down of the assets.
Accounting for Stripping Costs
On March 30, 2005, the Financial Accounting Standards Board (“FASB”) ratified the consensus of the Emerging Issues Task Force (“EITF”) Issue 04-6 that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. Commencing in the first quarter of 2005, Ivanhoe Mines changed its accounting policy with respect to stripping costs to be consistent with the consensus reached by the EITF. This change has been applied retrospectively by restating prior period financial statements. In 2004 and prior years, Ivanhoe Mines deferred or accrued stripping costs incurred during production, as appropriate, and charged these costs to operations on the basis of the estimated average stripping ratio for each mine area. The effect of this change was to increase the deficit at January 1, 2004 by $7.6 million and to increase the net loss for the year ended December 31, 2004 by $7.9 million ($0.03 per share) and to decrease assets of discontinued operations and investment in joint venture at December 31, 2004 by $14.0 million and $1.5 million, respectively. The impact on the year ended December 31, 2005 was to decrease the net loss for the year by $186,000 ($0.00 per share) and to increase assets of discontinued operations and decrease investment in joint venture at December 31, 2005 by $887,000 and $701,000, respectively.
Asset Retirement Obligations
The Company has obligations for site restoration and decommissioning related to its mining properties. The Company, using mine closure plans or other similar studies that outline the requirements planned to be carried out, estimates the future obligations for mine closure activities. Because the obligations are dependent on the laws and regulations of the countries in which the mines operate, the requirements could change —

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
resulting from amendments in those laws and regulations relating to environmental protection and other legislation affecting resource companies.
Ivanhoe Mines recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of mining property, plant and equipment when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of the related asset and the cost is amortized as an expense over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.
Because the estimate of obligations is based on future expectations in the determination of closure provisions, management makes a number of assumptions and judgments. The closure provisions are more uncertain the further into the future the mine closure activities are to be carried out. Actual costs incurred in future periods in relation to the remediation of Company’s existing assets could differ materially from the $20.5 million undiscounted future value of Ivanhoe Mines’ estimated asset retirement obligations at December 31, 2005.
Income Taxes
The Company must make significant estimates in respect of the provision for income taxes and the composition of its deferred income tax assets and deferred income tax liabilities. Ivanhoe Mines’ operations are, in part, subject to foreign tax laws where interpretations, regulations and legislation are complex and continually changing. As a result, there are usually some tax matters in question which may, on resolution in the future, result in adjustments to the amount of deferred income tax assets and deferred income tax liabilities, and those adjustments may be material to the Ivanhoe Mines’ financial position and results of operations.
Deferred income tax assets and liabilities are computed based on differences between the carrying amounts of assets and liabilities on the balance sheet and their corresponding tax values, using the enacted or substantially enacted, as applicable, income tax rates at each balance sheet date. Deferred income tax assets also result from unused loss carry-forwards and other deductions. The valuation of deferred income tax assets is reviewed quarterly and adjusted, if necessary, by use of a valuation allowance to reflect the estimated realizable amount.
The determination of the ability of the Company to utilize tax loss carry-forwards to offset deferred income taxes payable requires management to exercise judgment and make assumptions about the future performance of the Company. Management is required to assess whether the Company is “more likely than not” to be able to benefit from these tax losses. Changes in economic conditions, metal prices and other factors

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.
Recent Accounting Pronouncements
Recently issued United States accounting pronouncements have been outlined below. Ivanhoe Mines believes the new standards issued by the U.S. FASB will not have a material impact on the Company.
In March 2005, the Emerging Issues Committee issued EITF 04-3, Mining Assets – Impairment and Business Combinations, which states that an entity should include Value Beyond Proven and Probable Reserves and Resources (“VBPP”) in the value allocated to mining assets in a purchase price allocation to the extent that a market participant would include VBPP in determining the fair value of the asset. EITF 04-3 also states that an entity should include the effects of anticipated fluctuations in the future market price of minerals in determining the fair value of mining assets in a purchase price allocation in a manner that is consistent with the expectations of marketplace participants. In addition, EITF 04-3 states that an entity should include the cash flows associated with VBPP as well as the effects of anticipated fluctuations in the market price of minerals in estimates of future cash flows (both undiscounted and discounted) used for determining whether a mining asset is impaired. The Company’s current accounting policy complies with EITF 04-3.
In November 2005, the FASB issued FASB Staff Position (“FSP”) FAS 115-1 and FAS 124-1 – The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP FAS 115-1 and FAS 124-1 is applicable to reporting periods beginning after December 15, 2005. Management does not expect the adoption of this FSP to have a material effect on the Company’s consolidated financial position and results of operations.
In December 2004, the FASB issued SFAS No. 123 (R) – Share-Based Payment, which replaces SFAS No. 123 –Accounting for Stock-Based Compensation. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 – Share-Based Payment, which provides interpretive guidance related to SFAS No. 123 (R). SFAS No. 123 (R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost is measured based on the grant-date fair value of the equity or liability instruments issued. SFAS No. 123 (R) requires liability awards to be re-measured each reporting period and compensation costs to be recognized over the period that an employee provides service in exchange for the award. Management plans to adopt

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
this statement on the modified prospective basis beginning January 1, 2006, and does not expect adoption of this statement to have a material effect on the Company’s consolidated financial position and results of operations.
In October 2005, the FASB issued FASB Staff Position FAS 123 (R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FAS 123 (R)”. FSP 123 (R)-2 provides guidance on the application of grant date as defined in SFAS No. 123 (R). In accordance with this standard a grant date of an award exists if (i) the award is a unilateral grant and (ii) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. The Company will adopt this standard when it adopts SFAS No. 123 (R), and does not anticipate that the implementation of this statement will have a significant impact on its results of operations.
In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets”, an amendment of APB Opinion 29. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement is effective for fiscal periods beginning after June 15, 2005. Management does not expect the adoption of this Statement to have a material effect on the Company’s consolidated financial position and results of operations.
In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections”, a replacement of APB Opinion 20 and FASB Statement 3. This Statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The Statement is effective for accounting changes made in fiscal years beginning after December 15, 2005. Management does not expect the adoption of this Statement to have a material effect on the Company’s consolidated financial position and results of operations.
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement:
■	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

■	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
■	Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

■	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

■	Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.
This Statement is effective for all financial instruments acquired or issued after the beginning of fiscal years that begin after September 15, 2006. The Company is currently evaluating the implications of this Statement.
In November 2005, the FASB concluded that in their proposed Accounting for Uncertain Tax Positions – an Interpretation of FASB Statement No. 109, a benefit recognition model with a two-step approach would be used, with a more-likely-than-not recognition criterion and a best estimate measure attribute. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more-likely-than-not, based solely on the technical merits, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the appropriate amount of the benefit to recognize, which will be measured using the best estimate of the amount that will be sustained. The tax position should be derecognized when it is no longer more-likely-than-not of being sustained. In January 2006, the FASB concluded that the final Interpretation will be effective as of the beginning of the first annual period beginning after December 31, 2006. The Company is currently evaluating the implications of this Interpretation.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
RISKS AND UNCERTAINTIES
Material risks and uncertainties affecting Ivanhoe Mines, their potential impact, and the Company’s principal risk management strategies, are as follows.
There can be no assurance that Ivanhoe Mines will be capable of raising the additional funding that it needs to carry out its development and exploration objectives.
The further development and exploration of the Oyu Tolgoi Project and the various other mineral properties in which it holds interests depends upon Ivanhoe Mines’ ability to obtain financing through capital markets, sales of non-core assets or other means. There is no assurance that Ivanhoe Mines will be successful in obtaining financing as and when needed. Depressed markets for precious and base metals may make it difficult or impossible for Ivanhoe Mines to obtain debt financing or equity financing on favourable terms or at all. Ivanhoe Mines operates in a region of the world that is prone to economic and political upheaval and certain mineral properties held by Ivanhoe Mines are located in politically and economically unstable countries, which may make it more difficult for Ivanhoe Mines to obtain debt financing from project lenders. Ivanhoe Mines must arrange significant project financing for development of the Oyu Tolgoi Project. Failure to obtain additional financing on a timely basis may cause Ivanhoe Mines to postpone its development plans, forfeit rights in some or all of its properties or joint ventures or reduce or terminate some or all of its operations.
Ivanhoe Mines may be unsuccessful in obtaining the taxation and fiscal concessions and legal and investor protection assurances it is seeking from the Government of Mongolia in its negotiations for a stability agreement in respect of the Oyu Tolgoi Project.
Certain concessions and accommodations that Ivanhoe Mines is seeking from the Government of Mongolia respecting taxation, fiscal, legal and other matters germane to the development and operation of the Oyu Tolgoi Project are inconsistent with, or not recognized by, the prevailing laws of Mongolia and the government may be unable or unwilling to take the executive or legislative action necessary in order to grant all of the concessions and accommodations sought by Ivanhoe Mines. Until the Special Stability Agreement is finalized and approved, it is not possible to predict to what extent Ivanhoe Mines will be successful in obtaining those concessions and accommodations regarded by management as key to the economic viability of the Oyu Tolgoi Project nor the degree to which Ivanhoe Mines’ success or failure in obtaining such concessions and accommodations will affect Ivanhoe Mines’ ability to finance the development of the project. It is likely that the outcome of this matter will have a material impact upon Ivanhoe Mines’ prospects for successfully developing the Oyu Tolgoi Project.
Future amendments to Mongolian laws could adversely affect Ivanhoe Mines’ mining rights in the Oyu Tolgoi Project or make it more difficult or expensive to develop the project and carry out mining.

IVANHOE MINES LTD.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)
Mongolia’s Minerals Law was drafted with the assistance of Western legal experts and is regarded as one of the most progressive, internally consistent and effective pieces of mining legislation among all of the developing countries of Asia. However, future amendments to the Minerals Law or new legislation covering ostensibly unrelated matters could affect the existing tenure regime under the Minerals Law and potentially harm Ivanhoe Mines’ ability to carry on business in Mongolia. Revisions to Mongolia’s Minerals Law have been proposed and remain subject to debate in the Mongolian Parliament, which will not re-convene until April 2006. Until that debate has been completed and a legislative consensus has been reached as to the nature and scope of the changes, if any, to be made to the Minerals Law, the impact, if any, on the Oyu Tolgoi Project cannot be measured. The Mongolian government has, in the past, expressed its strong desire to foster, and has to date protected the development of, an enabling environment for foreign investment. However, there are political constituencies within Mongolia that have espoused ideas, including the concept of state participation in strategic mineral deposits, that would not be regarded by the international mining industry as conducive to foreign investment if they were to become law or official government policy. Ivanhoe Mines has no reason to believe that the government of Mongolia intends to sponsor or that Parliament intends to enact amendments to the Minerals Law or other legislation that would be materially adverse to the interests of international investors in Mongolia’s mining sector including those of Ivanhoe Mines. Nevertheless, the Oyu Tolgoi Project has a high profile among the citizens of Mongolia and, as a burgeoning democracy, Mongolia has recently demonstrated a degree of political volatility. Accordingly, until these issues are addressed and clarified, there can be no assurance that the present government or a future government will refrain from enacting legislation or adopting government policies that are adverse to Ivanhoe Mines’ interests or that impair Ivanhoe Mines’ ability to develop and operate the Oyu Tolgoi Project on the basis presently contemplated.
Ivanhoe Mines’ ability to carry on business in Mongolia is subject to country risk.
Ivanhoe Mines holds its interest in the Oyu Tolgoi Project and in its Mongolian exploration properties through mining licenses and exploration licenses that enable it to conduct operations or development and exploration activities. Notwithstanding these arrangements, Ivanhoe Mines’ ability to conduct operations or exploration and development activities is subject to changes in legislation or government regulations or shifts in political attitudes beyond Ivanhoe Mines’ control.
Government policy may change to discourage foreign investment, renationalization of mining industries may occur or other government limitations, restrictions or requirements not currently foreseen may be implemented. There can be no assurance that Ivanhoe Mines’ assets will not be subject to nationalization, requisition or confiscation, whether legitimate or not, by any authority or body.
There is no assurance that provisions under Mongolian law for compensation and reimbursement of losses to investors under such circumstances would be effective to restore the value of Ivanhoe Mines’ original investment. Similarly, Ivanhoe Mines’

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operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, environmental legislation, mine safety and annual fees to maintain mineral licenses in good standing. There can be no assurance that Mongolian laws protecting foreign investments will not be amended or abolished or that existing laws will be enforced or interpreted to provide adequate protection against any or all of the risks described above.
Ivanhoe Mines’ business in Mongolia may be harmed if the country fails to complete its transition from state socialism and a planned economy to political democracy and a free market economy.
Since 1990, Mongolia has been in transition from state socialism and a planned economy to a political democracy and a free market economy. Much progress has been made in this transition but much remains to be done, particularly with respect to the rule of law. Many laws have been enacted, but in many instances they are neither understood nor enforced. For decades Mongolians have looked to politicians and bureaucrats as the sources of the “law”. This has changed in theory, but often not in practice. With respect to most day-to-day activities in Mongolia government civil servants interpret, and often effectively make, the law. This situation is gradually changing but at a relatively slow pace. Laws may be applied in an inconsistent, arbitrary and unfair manner and legal remedies may be uncertain, delayed or unavailable.
Ivanhoe Mines may be unable to enforce its legal rights in certain circumstances.
In the event of a dispute arising at or in respect of, Ivanhoe Mines’ foreign operations, including the Oyu Tolgoi Project, Ivanhoe Mines may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada or other jurisdictions. Ivanhoe Mines may also be hindered or prevented from enforcing its rights with respect to a governmental entity or instrumentality because of the doctrine of sovereign immunity.
The mineral resources identified on the Oyu Tolgoi Project do not have demonstrated economic viability and the feasibility of mining has not been established.
A substantial portion of the mineral resources identified to date on the Oyu Tolgoi Project are not mineral reserves and have not yet demonstrated economic viability. There can be no assurance that additional mineral reserves will be identified on the property. The feasibility of underground mining from the Oyu Tolgoi Project has not been, and may never be, established. Upgrading the mineral resources in the Hugo Dummett deposits to mineral reserves and establishing the feasibility of the underground development phase of the Oyu Tolgoi Project requires substantial underground development work including the digging of shafts and drifts, all of which involves significant expenditures of time and financial resources.
There is a degree of uncertainty attributable to the calculation of reserves, resources and corresponding grades being mined or dedicated to future production. Until reserves or resources are actually mined and processed, the quantity of reserves or resources and

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grades must be considered as estimates only. In addition, the quantity of reserves or resources may vary depending on prevailing metals market. Any material change in the quantity of its reserves, resources, grades or stripping ratio may affect the economic viability of a particular property. In addition, there can be no assurance that metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.
Lack of infrastructure in proximity to the Oyu Tolgoi Project could adversely affect mining feasibility.
The Oyu Tolgoi Project is located in an extremely remote area which currently lacks basic infrastructure, including sources of electric power, water, housing, food and transport, necessary to develop and operate a major mining project. While Ivanhoe Mines has established the limited infrastructure necessary to conduct its current exploration and development activities, substantially greater sources of power, water, physical plant and transport infrastructure in the area will need to be established before Ivanhoe Mines can conduct mining operations. Lack of availability of the means and inputs necessary to establish such infrastructure may adversely affect mining feasibility. Establishing such infrastructure will, in any event, require significant financing, identification of adequate sources of raw materials and supplies and necessary approvals from national and regional governments, none of which can be assured.
Ivanhoe Mines may experience difficulties with its joint venture partners.
Ivanhoe Mines is currently earning an interest in a property held by Entrée which is adjacent to the Hugo Dummett deposits. Upon earning an interest, Ivanhoe Mines will form a joint venture with Entrée and may in the future enter into additional joint ventures in respect of other properties with third parties. Ivanhoe Mines is subject to the risks normally associated with the conduct of joint ventures, which include disagreements as to how to develop, operate and finance a project and possible litigation between the joint venture partners regarding joint venture matters. These matters may have an adverse effect on Ivanhoe Mines’ ability to realize the full economic benefit of its interest in the property that is the subject of the joint venture, which could affect its results of operations and financial condition.
Changes in, or more aggressive enforcement of, laws and regulations could adversely impact Ivanhoe Mines’ business.
Mining operations and exploration activities are subject to extensive laws and regulations. These relate to production, development, exploration, exports, imports, taxes and royalties, labour standards, occupational health, waste disposal, protection and remediation of the environment, mine decommissioning and reclamation, mine safety, toxic substances, transportation safety and emergency response and other matters.
Compliance with these laws and regulations increases the costs of exploring, drilling, developing, constructing, operating and closing mines and other facilities. It is possible that the costs, delays and other effects associated with these laws and regulations may

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impact Ivanhoe Mines’ decision as to whether to continue to operate existing mines and other facilities or whether to proceed with exploration or development of properties. Since legal requirements change frequently, are subject to interpretation and may be enforced to varying degrees in practice, Ivanhoe Mines is unable to predict the ultimate cost of compliance with these requirements or their effect on operations. Furthermore, changes in governments, regulations and policies and practices could have an adverse impact on Ivanhoe Mines’ future cash flows, earnings, results of operations and financial condition.
Ivanhoe Mines is subject to substantial environmental and other regulatory requirements and such regulations are becoming more stringent. Non-compliance with such regulations, either through current or future operations or a pre-existing condition could materially adversely affect Ivanhoe Mines.
All phases of Ivanhoe Mines’ operations are subject to environmental regulations in the various jurisdictions in which it operates. For example, the Oyu Tolgoi Project is subject to a requirement to develop an environmental impact assessment, as well as other environmental protection obligations. Environmental legislation is evolving in a manner which will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Ivanhoe Mines’ operations. Environmental hazards may exist on the properties in which Ivanhoe Mines holds interests which are presently unknown to Ivanhoe Mines and which have been caused by previous or existing third party owners or operators of the properties.
Government approvals and permits are sometimes required in connection with Ivanhoe Mines’ operations. To the extent such approvals are required and not obtained, Ivanhoe Mines may be delayed or prohibited from proceeding with planned exploration or development of its mineral properties.
Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.
Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on Ivanhoe Mines and cause increases in capital expenditures or production costs or reductions in levels of production at producing properties or require abandonment or delays in development of new mining properties.

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Previous mining operations may have caused environmental damage at Ivanhoe Mines mining sites, and if Ivanhoe Mines cannot prove that such damage was caused by such prior operators, its indemnities and exemptions from liability may not be effective.
Ivanhoe Mines has received exemptions from liability from relevant governmental authorities for environmental damage caused by previous mining operations at the Monywa copper project in Myanmar and the Bakyrchik gold project in Kazakhstan. There is a risk, however, that, if an environmental accident occurred at those sites, it may be difficult or impossible to assess the extent to which environmental damage was caused by Ivanhoe Mines’ activities or the activities of previous operators. In that event, the liability exemptions could be ineffective and possibly worthless.
Mining projects are sensitive to the volatility of metal prices.
The value of, and Ivanhoe Mines’ ability to finance, the Oyu Tolgoi Project is largely dependent on the world market prices of copper and gold, which are subject to volatile movements over time and are affected by numerous factors beyond Ivanhoe Mines’ control. These factors include international economic and political trends, expectations of inflation, global and regional demand, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities, increased production due to improved mining and production methods and economic events, including the performance of Asia’s economies.
If prevailing metal prices fall and remain below variable production costs of Ivanhoe Mines’ current and planned mining operations for a sustained period, losses may be sustained and, under certain circumstances, there may be a curtailment or suspension of some or all of Ivanhoe Mines’ mining and exploration activities. Ivanhoe Mines would also have to assess the economic impact of any sustained lower metal prices on recoverability and, therefore, the cut-off grade and level of Ivanhoe Mines’ reserves and resources. These factors could have an adverse impact on Ivanhoe Mines’ future cash flows, earnings, results of operations, stated reserves and financial condition.
Illegal mining is prevalent in Mongolia and Myanmar.
Illegal mining is widespread in Mongolia, Myanmar and other developing countries. Illegal miners may trespass on Ivanhoe Mines’ properties and engage in very dangerous practices, including entering old exploration shafts and adits in Myanmar without sufficient safety equipment and precautions. Although Ivanhoe Mines employs security personnel to protect its active mining and development project sites, it is unable to continuously monitor the full extent of its exploration properties. In December 2005, three illegal miners were accidentally killed while trespassing and engaging in illegal mining activities on the Letpadaung property in Myanmar. The presence of illegal miners could also lead to project delays and disputes regarding the development or operation of commercial deposits. The illegal activities of these miners could cause environmental damage or other damage to Ivanhoe Mines’ properties or personal injury or death, for which Ivanhoe Mines could potentially be held responsible, all of which

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could have an adverse impact on Ivanhoe Mines’ results of operations and financial condition.
There can be no assurance that the interest held by Ivanhoe Mines in its exploration, development and mining properties is free from defects or that material contractual arrangements between Ivanhoe Mines and entities owned or controlled by foreign governments will not be unilaterally altered or revoked.
Ivanhoe Mines has investigated its rights to explore and exploit its various properties and, to the best of its knowledge, those rights are in good standing but no assurance can be given that such rights will not be revoked, or significantly altered, to the detriment of Ivanhoe Mines. There can also be no assurance that Ivanhoe Mines’ rights will not be challenged or impugned by third parties. Ivanhoe Mines has also applied for rights to explore, develop and mine various properties, but there is no certainty that such rights, or any additional rights applied for, will be granted on terms satisfactory to Ivanhoe Mines or at all.
Economic sanctions imposed by the United States, the European Union and Canada against Myanmar may adversely affect the Monywa Copper Project.
In May 1997, the United States government imposed economic sanctions on Myanmar, banning new investments in Myanmar by any United States investor. Additional U.S. sanctions were imposed in 2003. The European Union and the Canadian government have also imposed selective economic sanctions on Myanmar. These sanctions were imposed based on the belief that the current government of Myanmar has repressed opposition to the government. While the sanctions in their current form do not affect the Company’s investments in Myanmar, there can be no assurances that the sanctions will not be broadened or that other countries will not adopt similar sanctions in the future. The existence of United States sanctions may restrict the ability of United States companies to participate in the Monywa Copper Project. It is not possible to assess whether additional legislation will be enacted by the United States, the European Union, Canada or elsewhere or, if enacted, such legislation will ultimately affect the Company or investment in the Company.
The proceeds from the sale of the Savage River Project are dependent on iron ore prices and the remaining supply of ore at the Savage River Project.
The remaining portion of the proceeds payable to Ivanhoe Mines from the sale of the Savage River Project is deferred, and the amount of such payments is dependent on prevailing prices for iron ore (as represented by the Nibrasco/JSM pellet price) in the year that the compensation is paid and the total tonnage of iron ore pellets sold from the Savage River Project in that year. While there have been recent increases in the price of iron ore, the current price is at the high end of recent historical trends. Such prices are very volatile and in the past prices have suffered significant declines. There is a risk that prices will fall in subsequent years, meaning that corresponding payments to Ivanhoe Mines will be lower than the annual payment expected to be received on March 31, 2006. In addition, while current reserve and resource estimates indicate that the mine will be

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capable of producing sufficient ore to meet the 1,800,000 tpy threshold for the next five years, there is no assurance that these estimates will actually bear themselves out. If insufficient ore is actually present to produce the maximum threshold amount of ore, then the corresponding payments to Ivanhoe Mines will be lower.
Competition for new mining properties by larger, more established companies may prevent Ivanhoe Mines from acquiring interests in additional properties or mining operations.
Significant and increasing competition exists for mineral acquisition opportunities throughout the world. As a result of this competition, some of which is with large, better established mining companies with substantial capabilities and greater financial and technical resources, Ivanhoe Mines may be unable to acquire rights to exploit additional attractive mining properties on terms it considers acceptable. Accordingly, there can be no assurance that Ivanhoe Mines will acquire any interest in additional operations that would yield reserves or result in commercial mining operations.
Ivanhoe Mines has a limited operating history, and there is no assurance that it will be capable of consistently producing positive cash flows.
The Company has paid no dividends on its common shares since incorporation and does not anticipate doing so in the foreseeable future. Ivanhoe Mines does not anticipate receiving any cash flow distribution from its Monywa Copper Project in 2006 and all of its other exploration and development projects will require further funding. Ivanhoe Mines has a limited operating history and there can be no assurance of its ability to operate its projects profitably. While Ivanhoe Mines may in the future generate additional working capital through the operation, development, sale or possible syndication of its properties, there is no assurance that Ivanhoe Mines will be capable of producing positive cash flow on a consistent basis or that any such funds will be available for exploration and development programs.
A substantial portion of Ivanhoe Mines’ operations involve exploration and development and there is no guarantee that any such activity will result in commercial production of mineral deposits.
Development of Ivanhoe Mines’ mineral properties is contingent upon obtaining satisfactory exploration results. Mineral exploration and development involves substantial expenses and a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to adequately mitigate. There is no assurance that additional commercial quantities of ore will be discovered on any of Ivanhoe Mines’ exploration properties. There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production. The discovery of mineral deposits is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit, once discovered, is also dependent upon a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, metal prices and government

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regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection. In addition, assuming discovery of a commercial orebody, depending on the type of mining operation involved, several years can elapse from the initial phase of drilling until commercial operations are commenced. Most of the above factors are beyond the control of Ivanhoe Mines.
The Company does not maintain insurance over certain of its business operations.
Exploration, development and production operations on mineral properties involve numerous risks, including unexpected or unusual geological operating conditions, rock bursts or slides, fires, floods, earthquakes or other environmental occurrences, and political and social instability. It is not always possible to obtain insurance against all such risks and the Company may decide not to insure against certain risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any further profitability and result in increasing costs and a decline in the value of the securities of the Company. The Company does not maintain insurance against political or environmental risks. Also, because of the recent major increases in insurance premiums and the inability to obtain full coverage, the Monywa Copper Project is self-insuring on a portion of the mine assets.
Mining operations are subject to numerous hazards that could have a material adverse effect on the financial position of Ivanhoe Mines.
The business of mining is subject to a variety of risks such as groundfall, explosions and other accidents, flooding, environmental hazards, the discharge of toxic chemicals and other risks. Such occurrences, against which Ivanhoe Mines cannot, or may elect not to, insure, may result in destruction of mines and other production facilities, damage to life and property, environmental damage, delayed production, increased production costs and possible legal liability for any and all damages. Such liabilities may have a material adverse effect on Ivanhoe Mines’ financial position.
Ivanhoe Mines is exposed to risks of changing political stability and government regulation in the countries in which it operates.
Ivanhoe Mines holds mineral interests in countries which may be affected in varying degrees by political stability, government regulations relating to the mining industry and foreign investment therein, and the policies of other nations in respect of these countries. Any changes in regulations or shifts in political conditions are beyond the control of Ivanhoe Mines and may adversely affect its business. Ivanhoe Mines’ operations may be affected in varying degrees by government regulations, including those with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, employment, land use, water use, environmental legislation and mine safety. Ivanhoe Mines’ operations may also be affected in varying degrees by political and economic instability, economic or other sanctions imposed by other nations, terrorism, military repression, crime, extreme fluctuations in currency exchange rates and high inflation.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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In certain areas where Ivanhoe Mines is active, the regulatory environment is in a state of continuing change, and new laws, regulations and requirements may be retroactive in their effect and implementation. The laws of many of the countries in which Ivanhoe Mines operates also contain inconsistencies and contradictions. Many of them are structured to bestow on government bureaucrats substantial administrative discretion in their application and enforcement with the result that the laws are subject to changing and different interpretations. As such, even the Company’s best efforts to comply with the laws may not result in effective compliance in the determination of government bureaucrats.
Ivanhoe Mines conducts certain of its operations through co-operative joint ventures with government controlled entities. While this connection benefits Ivanhoe Mines in some respects, there is a substantial inequality with respect to the influence of the parties with the applicable government. Governments in these countries hold a substantial degree of subjective control over the application and enforcement of laws and the conduct of business. This inequality would become particularly detrimental if a business dispute arises between joint venture parties. Ivanhoe Mines seeks to minimize this issue by including international arbitration clauses in relevant agreements whenever possible and by maintaining positive relations with both its joint venture partners and local governments, but there can be no guarantee that these measures will be sufficient to protect Ivanhoe Mines’ interest in these countries.
Ivanhoe Mines’ prospects depend on its ability to attract and retain key personnel.
Recruiting and retaining qualified personnel is critical to Ivanhoe Mines’ success. The number of persons skilled in the acquisition, exploration and development of mining properties is limited and competition for such persons is intense. The Company believes that it has been successful in recruiting excellent personnel to meet its corporate objectives but, as Ivanhoe Mines’ business activity grows, it will require additional key financial, administrative, mining, marketing and public relations personnel as well as additional staff on the operations side. Although the Company believes that it will be successful in attracting and retaining qualified personnel, there can be no assurance of such success.
Certain directors of Ivanhoe Mines are directors or officers of, or have significant shareholdings, in other mineral resource companies and there is the potential that such directors will encounter conflicts of interest with Ivanhoe Mines.
Certain of the directors of the Company are directors or officers of, or have significant shareholdings in, other mineral resource companies and, to the extent that such other companies may participate in ventures in which Ivanhoe Mines may participate, the directors of Ivanhoe Mines may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. Such other companies may also compete with Ivanhoe Mines for the acquisition of mineral property rights. In the event that any such conflict of interest arises, a director who has such a conflict will disclose the conflict to a meeting of the directors of the Company and will abstain from voting for

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or against the approval of such a participation or such terms. In appropriate cases, Ivanhoe Mines will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. From time to time, several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. In accordance with the laws of the Yukon, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company. In determining whether or not Ivanhoe Mines will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to Ivanhoe Mines, the degree of risk to which Ivanhoe Mines may be exposed and its financial position at that time.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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RELATED-PARTY TRANSACTIONS
At the end of 2005 and 2004, the Company’s discontinued Savage River operations owed approximately $5.1 million to Mr. Friedland. This debt originated as a result of the December 2000 acquisition, by the Company, of the Savage River operation. Following the sale of the Savage River operations in February 2005, repayment of this balance is contingent upon the Company receiving proceeds in excess of approximately $111 million from the sale of the Savage River operations.
The Company is a party to cost-sharing agreements with other companies in which Robert M. Friedland, its Chairman and Chief Executive Officer, has a material, direct or indirect, beneficial interest. Through these agreements, Ivanhoe Mines shares, on a cost-recovery basis, office space, furnishings, equipment and communications facilities in Vancouver, Singapore, Beijing and London, and an aircraft. Ivanhoe Mines also shares the costs of employing administrative and non-executive management personnel in these offices.
Companies in which the Company is a party to the cost-sharing agreement and Mr. Friedland’s ownership interest in each of them, are as follows:

R. M.
Friedland’s
Ownership
Company Name	Interest

Ivanhoe Energy Inc.	21.11%

Ivanhoe Capital Corporation	100.00%

Ivanhoe Nickel & Platinum Ltd.	50.06%

The Company’s related-party transactions also include transactions with Asia Gold Corp., (a 47%-owned publicly listed company) and exploration expenditures incurred as part of several joint-venture agreements with Jinshan Gold Mines Inc.(a 53%-owned, subsidiary).
The shared and other expenditures for the last two years were as follows:

	$(000)
	Years ended December 31,
	2005	2004

Exploration	1,122	2,198

Legal	823	468

Office and administrative	2,216	2,057

Salaries and benefits	2,904	2,239

Travel (including aircraft rental)	3,421	3,001

	10,486	9,963

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
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Accounts receivable and accounts payable of the Company at December 31, 2005, included $0.5 million and $1.1 million, respectively (December 31, 2004 — $0.4 million and $3.3 million, respectively), which were due from/to a company under common control or companies related by way of directors in common.
QUALIFIED PERSONS
Disclosure of a scientific or technical nature in this MD&A in respect of each of the material mineral resource properties of Ivanhoe Mines was prepared by or under the supervision of the “qualified persons” (as that term is defined in NI 43-101) listed below:

Property	Qualified Person	Relationship to Company

Oyu Tolgoi Project	Charles P.N. Forster	Employee

Nariin Sukhait Project	Steven Kerr (Norwest Corporation)	Independent consultant

OVERSIGHT ROLE OF THE AUDIT COMMITTEE
The Audit Committee reviews, with management and the external auditors, the Company’s MD&A and related consolidated financial statements and approves the release of such information to shareholders. For each audit or quarterly review, the external auditors prepare a report for members of the Audit Committee summarizing key areas, significant issues and material internal control weaknesses encountered, if any.

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MANAGEMENT’S REPORT TO THE SHAREHOLDERS
The Consolidated Financial Statements and the management’s discussion and analysis of financial condition and results of operations (“MD&A”) are the responsibility of the management of Ivanhoe Mines Ltd. These financial statements and the MD&A have been prepared in accordance with accounting principles generally accepted in United States and regulatory requirements, respectively, using management’s best estimates and judgment of all information available up to March 31, 2006.
The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal controls. The Audit Committee of the Board of Directors, consisting solely of outside directors, meets regularly during the year with financial officers of the Company and the external auditors to satisfy itself that management is properly discharging its financial reporting responsibilities to the Directors who approve the consolidated financial statements.
These financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized in Note 2 to the Consolidated Financial Statements.
The consolidated financial statements have been audited by Deloitte & Touche LLP, independent registered chartered accountants, in accordance with Canadian generally accepted auditing standards. They have full and unrestricted access to the Audit Committee.

By:	/s/ R. M. Friedland	By:	/s/ P. Meredith
	R. M. FRIEDLAND		P. MEREDITH
	Chairman		Chief Financial Officer
March 31, 2006
Vancouver, BC Canada